Exhibit 1A-6.4

SERVICES AGREEMENT

(Business and Management Consultancy and Administrative Support Services)

This Services Agreement (this "Agreement") is executed on October 21, 2026 and is effective as of July 15, 2025 (the "Effective Date"), by and between:

FINANCIAL AGENCY GROUP, a corporation organized under the laws of the State of Wyoming, United States, having its principal executive office at 255 S Orange Avenue, Suite 104 #1261, Orlando, Florida 32801, United States (the "Company"); and

FINANCIAL AGENCY CONSULTANTS BPO PVT. LTD., a private limited company incorporated under the Companies Act, 2013 of India, having its registered office at WeWork Berger Delhi One, Sector 16-B, C-001/A2, Gautam Budh Nagar, Noida, Uttar Pradesh 201305, India (the "Service Provider").

The Company and the Service Provider are each referred to herein as a "Party" and together as the "Parties."

RECITALS

A. The Company provides strategic advisory, market research and compliance support services to private companies seeking to access the U.S. public capital markets and requires business and management consultancy, business process outsourcing, administrative and back-office support services in connection with its operations.

B. The Service Provider is engaged in the business of providing business and management consultancy, business process outsourcing, documentation, administrative coordination and back-office support services from India.

C. Mr. Manish Prakash, a Director and the Chief Financial Officer of the Company, holds a 99% ownership interest in the Service Provider. The Parties acknowledge that this Agreement is a related-party arrangement and intend that its terms be no less favorable to the Company than those that would be obtained from an unaffiliated service provider on an arm's-length basis. The Company's Board of Directors has approved this Agreement with full knowledge of Mr. Prakash's interest.

D. The Parties agreed the terms set out in this Agreement in July 2025 and have performed on those terms continuously since the Effective Date. The Service Provider has invoiced the Company, and the Company has paid, the fees and reimbursements listed in Schedule C, all of which were charged at the rates set out in Schedule B. The Parties now record those terms in this signed written agreement, which governs the Services from the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the Parties agree as follows:

1. SERVICES

1.1 Scope. The Service Provider shall provide to the Company the business and management consultancy, business process outsourcing, administrative and back-office support services described in Schedule A, together with such additional services as the Parties may agree in writing from time to time (collectively, the "Services").

1.2 Excluded activities. The Services are limited to operational, administrative and corporate support that does not involve contact with investors in any securities. The Service Provider shall not, on behalf of the Company or any client of the Company: (a) solicit, contact or communicate with investors or prospective purchasers of securities; (b) hold, receive, transmit or handle investor or client funds or securities; (c) provide investment, legal, tax or securities advice; (d) negotiate the terms of any securities offering; (e) prepare for distribution to investors, or distribute, any offering circular, advertisement, press release or "testing-the-waters" communication concerning any securities offering; or (f) hold itself out as an agent of the Company for any purpose other than the performance of the Services. The Service Provider's compensation under this Agreement is not contingent on, and is not measured by, the amount of securities sold or capital raised by the Company or any client of the Company.

1.3 Standard of performance. The Service Provider shall perform the Services in a professional and workmanlike manner, in accordance with the reasonable written instructions of the Company, applicable law and the Company's policies made available to it, and using suitably qualified personnel.

1.4 Personnel. The Service Provider is solely responsible for its personnel, including their selection, supervision, compensation, taxes, statutory contributions and benefits. No employee of the Service Provider shall be deemed an employee of the Company.

2. FEES AND PAYMENT

2.1 Fees. In consideration of the Services, the Company shall pay the Service Provider the fees set out in Schedule B (the "Fees"). The Fees are inclusive of all costs of the Service Provider in performing the Services other than the reimbursable expenses described in Schedule B.

2.2 Invoicing. The Service Provider shall invoice the Company in arrears for each period of one or more calendar months, with each invoice stating the months covered, the Fees for that period, the hours of Services performed, and any reimbursable expenses, itemized and supported by receipts. Undisputed invoices are payable within thirty (30) days of receipt by wire transfer in U.S. dollars to the account designated by the Service Provider.

2.3 Taxes. Each Party shall bear its own income taxes. Any goods and services tax or similar indirect tax chargeable on the Services in India shall be added to the Service Provider's invoice if applicable. The Company may withhold any tax required by applicable law and shall furnish the Service Provider with the corresponding withholding certificate, and the Parties shall cooperate to provide the documentation necessary to claim any available exemption or credit.

2.4 Arm's-length review. The Company's Board of Directors shall review the Fees at least annually, and before any amendment, to confirm that they remain consistent with fees charged by unaffiliated providers for comparable services. Any adjustment to the Fees requires a written instrument approved by the Board, with Mr. Prakash abstaining if the Board then has any disinterested member.

3. TERM AND TERMINATION

3.1 Term. This Agreement commences on the Effective Date and continues for an initial term of twelve (12) months, and thereafter renews automatically for successive twelve-month periods unless either Party gives written notice of non-renewal at least thirty (30) days before the end of the then-current term. The Parties confirm that the first renewal took effect on July 15, 2026.

3.2 Termination for convenience. Either Party may terminate this Agreement at any time on thirty (30) days' prior written notice to the other Party.

3.3 Termination for cause. Either Party may terminate this Agreement immediately on written notice if the other Party materially breaches this Agreement and fails to cure the breach within fifteen (15) days of written notice, or becomes insolvent or subject to any bankruptcy, winding-up or similar proceeding. The Company may also terminate immediately if the Service Provider breaches Section 1.2 or Section 4.

3.4 Effect of termination. On termination, the Service Provider shall promptly deliver to the Company all work product and Company materials in its possession, the Company shall pay Fees properly accrued to the date of termination, and Sections 4, 5, 6, 8 and 9 shall survive.

4. CONFIDENTIALITY, SECURITIES-LAW COMPLIANCE AND DATA PROTECTION

4.1 The Service Provider shall keep confidential all non-public information of the Company and its clients that it receives in connection with the Services, shall use such information solely to perform the Services, and shall not disclose it to any third party other than its personnel who need to know it and are bound by equivalent obligations. This obligation continues for three (3) years after termination, and indefinitely for trade secrets and material non-public information concerning any securities offering.

4.2 The Service Provider acknowledges that it may receive material non-public information concerning the Company or its clients and agrees to comply with the Company's insider-trading policy and applicable U.S. and Indian securities laws, and not to trade in, or recommend trading in, any securities on the basis of such information.

4.3 The Service Provider shall maintain reasonable administrative, technical and physical safeguards to protect Company and client data against unauthorized access, loss or disclosure, and shall process personal data only on the Company's instructions and in compliance with applicable data-protection laws.

5. INTELLECTUAL PROPERTY

All documents, data, templates and other work product created by the Service Provider in the course of performing the Services shall be the sole property of the Company, and the Service Provider hereby assigns to the Company all right, title and interest therein. The Service Provider retains ownership of its pre-existing tools and know-how, and grants the Company a perpetual, royalty-free licence to use them to the extent incorporated in any work product.

6. REPRESENTATIONS, COMPLIANCE AND INDEMNITY

6.1 Each Party represents that it is duly organized and has full power and authority to enter into and perform this Agreement, and that this Agreement has been duly authorized by all necessary corporate action, including, in the case of the Company, approval by its Board of Directors with disclosure of Mr. Prakash's interest.

6.2 The Service Provider shall comply with all laws applicable to its performance of the Services, including Indian exchange-control, labour and tax laws, and shall not take any action that would require the Company or the Service Provider to register as a broker-dealer, investment adviser or merchant banker in any jurisdiction.

6.3 Each Party shall indemnify the other against third-party claims, losses and expenses arising from its breach of this Agreement, its negligence or wilful misconduct. Neither Party shall be liable to the other for indirect or consequential loss, and the Service Provider's aggregate liability shall not exceed the Fees paid in the twelve (12) months preceding the claim, except in respect of breach of Section 1.2 or Section 4, wilful misconduct or indemnified third-party claims.

7. INDEPENDENT CONTRACTOR

The Service Provider is an independent contractor. Nothing in this Agreement creates a partnership, joint venture, agency, franchise or employment relationship between the Parties. The Service Provider has no authority to bind the Company or to make any representation on its behalf. Notwithstanding the similarity of the Parties' names, the Service Provider is not a subsidiary or affiliate of the Company, and the Company holds no ownership interest in the Service Provider.

8. RECORDS AND AUDIT

The Service Provider shall keep accurate records of the Services performed, the time spent and the expenses incurred, and shall make such records available to the Company and its independent auditor on reasonable notice for a period of three (3) years after the relevant invoice, to enable the Company to verify invoices and to satisfy its financial reporting and disclosure obligations under Regulation A.

9. GENERAL

9.1 Governing law and disputes. This Agreement is governed by the laws of the State of Florida, United States, without regard to its conflict-of-laws rules. Any dispute shall first be referred to the senior management of the Parties for resolution and, failing resolution within thirty (30) days, shall be finally resolved by binding arbitration seated in Orlando, Florida, administered by the American Arbitration Association under its Commercial Arbitration Rules, by a single arbitrator, in the English language.

9.2 Notices. Notices shall be in writing and delivered by courier or e-mail to the addresses set out above (or such other address as a Party notifies), and are effective on receipt.

9.3 Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party.

9.4 Entire agreement; amendment; severability. This Agreement, including its Schedules, constitutes the entire agreement between the Parties regarding its subject matter and supersedes all prior arrangements between the Parties regarding its subject matter, written or oral. It may be amended only by a written instrument signed by both Parties and approved by the Company's Board of Directors. If any provision is held unenforceable, the remainder continues in effect.

9.5 Public disclosure. The Service Provider acknowledges that the Company is a Tier 2 Regulation A issuer and consents to the filing of this Agreement with the U.S. Securities and Exchange Commission and to the description of this Agreement and the amounts paid hereunder in the Company's offering circular and periodic reports.

9.6 Counterparts. This Agreement may be executed in counterparts and by electronic signature, each of which is an original and all of which together constitute one instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement on October 21, 2026, effective as of the Effective Date.

FINANCIAL AGENCY GROUP By: /s/ Rahul Malhotra Name: Rahul Malhotra Title: Chief Executive Officer and Director Date: October 21, 2026	FINANCIAL AGENCY CONSULTANTS BPO PVT. LTD. By: /s/ Manish Prakash Name: Manish Prakash Title: Director Date: October 21, 2026

Acknowledgment of interested director. The undersigned confirms that his 99% ownership interest in the Service Provider has been disclosed to and approved by the Board of Directors of the Company in connection with this Agreement.

/s/ Manish Prakash — Manish Prakash, Director and Chief Financial Officer, Financial Agency Group — October 21, 2026

SCHEDULE A — SERVICES

The Services consist of business and management consultancy, public relations and corporate communications support, and administrative and back-office support services of the kind classified under Reserve Bank of India purpose code P1006 (business and management consultancy and public relations services), as follows:

1. Business and management consultancy.

•  Strategic business management consulting and organizational design support for the Company and, under the direction of the Company's officers, for its client engagements.

•  Market-entry strategy, feasibility studies, and supply-chain and operational reviews for companies evaluating participation in the U.S. capital markets.

•  Market research compilation: collection and tabulation of publicly available market, industry and regulatory information requested by the Company.

2. Corporate communications support.

•  Corporate communications, media outreach and crisis-communications planning relating to the Company's and its clients' businesses, excluding any communication concerning an offering of securities or directed to investors or prospective investors.

3. Administrative and back-office support.

•  Document preparation and formatting support for client deliverables (offering-circular drafts, capitalization tables, use-of-proceeds schedules, regulatory checklists) under the direction of the Company's officers.

•  Data entry, record-keeping and maintenance of the Company's document-management and workflow systems, including client onboarding files and vendor trackers.

•  Bookkeeping support: collation of invoices and receipts, and preparation of expense schedules and reconciliations for review by the Company and its independent auditor.

•  Administrative coordination of time-zone-sensitive communications with India-based clients, vendors and consultants, including scheduling and follow-up.

•  Such other non-client-facing administrative and back-office tasks as the Company may reasonably request in writing.

Excluded: every activity described in Section 1.2 of the Agreement.

SCHEDULE B — FEES

Monthly retainer: US$5,250 per calendar month for up to fifty-three (53) hours of Services per month (pro-rated for any partial month). Additional hours are charged at US$150 per hour and require the Company's prior written approval.

Reimbursable expenses: Out-of-pocket expenses incurred by the Service Provider on the Company's behalf (including courier, filing and registration fees, third-party research and data subscriptions, and travel requested by the Company) are reimbursable at cost, against receipts, with the Company's prior written approval.

Indirect taxes: Fees are exclusive of Indian GST, if applicable. The Company may withhold tax where required by applicable law and shall provide withholding certificates.

SCHEDULE C — INVOICES ISSUED AND PAID THROUGH THE DATE OF EXECUTION

The following invoices were issued by the Service Provider under the terms of this Agreement and have been paid in full by the Company. Fees were charged at the retainer rate of US$5,250 per month for the months covered; no additional hours were charged.

Invoice date	Fees (US$)	Reimbursements (US$)	Total (US$)
February 15, 2026	28,875	435	29,310
March 10, 2026	10,500	0	10,500
April 15, 2026	10,500	3,500	14,000
July 23, 2026	15,750	12,485	28,235
September 8, 2026	10,500	2,485	12,985
October 15, 2026	5,250	7,750	13,000
Total	81,375	26,655	108,030

Of the above, invoices dated February 15 and March 10, 2026 (US$39,810 in aggregate) were paid during the Company's fiscal year ended March 31, 2026, and invoices dated April 15 through October 15, 2026 (US$68,220 in aggregate) were paid during the fiscal year ending March 31, 2027. No amount is outstanding as of the date of execution.